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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HILB ROGAL & HOBBS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 31, 2006

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 2, 2006, at 10:00 a.m. at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia. At the meeting, you will be asked to elect four directors to the class of directors whose term of office expires in 2009 and to ratify the appointment of Ernst & Young LLP as independent auditors of the Company’s 2006 financial statements. On the following pages, you will find the formal notice of annual meeting and the proxy statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to complete, sign, date and mail your proxy card or voting instruction promptly in the enclosed postage-paid envelope. Registered shareholders may also vote by telephone, over the internet or by mail. Instructions for using these convenient services are included on each of the proxy and voting instruction cards. Beneficial owners of shares held in street name should follow the voting instructions provided by their bank or broker.

We hope you will participate in the annual meeting, either in person or by proxy.

Sincerely,

Martin L. Vaughan, III
Chairman and Chief Executive Officer

HILB ROGAL & HOBBS COMPANY

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2006

The Annual Meeting of Shareholders of Hilb Rogal & Hobbs Company (the Company) will be held on Tuesday, May 2, 2006, at 10:00 a.m. at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia for the following purposes:

1.	To elect four directors to the class of directors whose term of office expires in 2009;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company’s 2006 financial statements; and

3.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 15, 2006, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the meeting.

By Order of The Board of Directors

Walter L. Smith
Senior Vice President, Business
Practices and Quality Assurance and
Corporate Secretary

March 31, 2006

PROXY STATEMENT

Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 2, 2006, and any duly reconvened meeting after adjournment thereof (the Meeting). Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Meeting. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about March 31, 2006, to all shareholders entitled to vote at the Meeting.

Shareholders and participants in plans holding shares of the Company’s Common Stock are urged to complete, sign and date the enclosed proxy or voting instruction and return it as promptly as possible in the postage-paid envelope enclosed for that purpose. Registered shareholders can also deliver proxies by calling a toll-free telephone number or by using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting by telephone or over the internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please vote in the manner provided by the voting instruction enclosed with this proxy statement.

The Company will pay all of the costs associated with this proxy solicitation. In addition, certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares. It is contemplated that additional solicitation of proxies will be made by Georgeson Shareholder Communications, Inc., at an anticipated cost to the Company of approximately $7,000, plus reimbursement of out-of-pocket expenses.

On the record date of March 15, 2006, the date for determining shareholders entitled to notice of, and to vote at, the Meeting, there were 36,153,108 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Shares held in street name (Broker Shares) that are not voted on any matter at the Meeting will not be included in determining the number of shares present or represented at the Meeting.

The management and directors are not aware of any matters to be presented for action at the Meeting other than the matters stated in the notice of the Meeting. If any such matter requiring a vote of the shareholders should properly come before the Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 1, 2006, certain information with respect to (a) the beneficial ownership of the Company’s Common Stock by (i) each director and nominee; (ii) each individual named in the “Summary Compensation Table” below (collectively, the Named Executive Officers); and (iii) all current directors and executive officers as a group; and (b) the amount of deferred stock units held by each such person and group.

	Beneficial Ownership		Deferred Stock Units (4)
Name	Number of Common Shares (1)(2)(5)	Exercisable Options (3)
Theodore L. Chandler, Jr.	18,757	80,000	23,338
F. Michael Crowley.	24,951	5,000	0
Norwood H. Davis, Jr.	101,934	88,000	10,011
Robert W. Fiondella	10,000	70,000	14,139
Robert H. Hilb	145,180	80,000	2,931
Timothy J. Korman	161,488	40,500	0
Robert B. Lockhart	62,899	0	0
Anthony F. Markel	25,543	80,000	6,591
John P. McGrath	82,255	68,625	0
Thomas H. O’Brien	60,819	60,000	0
Julious P. Smith, Jr.	5,528	50,000	9,222
J. Thomas Stiles	17,798	3,625	0
Warren M. Thompson	4,064	20,000	0
Robert S. Ukrop	50,621	60,000	18,450
Martin L. Vaughan, III	332,633	140,500	10,738
All current directors and executive officers as a group (27 persons, including those named above, but excluding Mr. Lockhart)	1,328,324	1,083,500	117,080

(1)	The number of shares of Common Stock shown in the table includes (i) 83,456 shares held for current executive officers in the Company’s Retirement Savings Plan, (ii) 183,142 shares of Restricted Stock granted to current executive officers under the Company’s 2000 Stock Incentive Plan, and (iii) 48,086 shares of Common Stock held by immediate family members and controlled entities and in various fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Securities and Exchange Commission (the Commission), but inclusion of the shares in the table does not constitute admission of beneficial ownership.

(2)	On March 1, 2006, the Company had 36,225,686 shares of Common Stock issued and outstanding. Each of the individuals listed in the table is the beneficial owner of less than one percent of the issued and outstanding shares of Common Stock on that date, except for Martin L. Vaughan, III, who beneficially owned 1.30% of the issued and outstanding shares as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). As a group, the current directors and executive officers beneficially owned 6.46% of the issued and outstanding shares of Common Stock on that date.

(3)	The amounts reported in this column represent shares which may be acquired through the exercise of stock options within sixty days after March 1, 2006, under the Company’s 1989 Stock Plan, 2000 Stock Incentive Plan and Non-Employee Directors Stock Incentive Plan.

(4)	The amounts reported in this column are deferred stock units held by a third-party trustee for (i) non-employee directors under the Company’s Amended and Restated Outside Directors Deferral Plan (see “Director’s Compensation”) and (ii) employees under the Company’s Executive Voluntary Deferral Plan, a deferred compensation plan, as of March 1, 2006. Each deferred stock unit represents a hypothetical share of the Company’s Common Stock, fluctuates in value with the market price of such stock and is payable only in shares of Common Stock.

(5)	Mr. Lockhart’s employment terminated on May 25, 2005. Based on the best information available to the Company for Mr. Lockhart, the number of shares of Common Stock shown in the table reflect his holdings on May 24, 2005, of which amount 17,175 shares were Restricted Stock which were canceled pursuant to termination of employment prior to vesting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to each person or group known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company. In preparing the table below, the Company has relied, without further investigation, on information contained in the filings by each reporting person with the Commission under the Securities Exchange Act of 1934 (the Exchange Act).

Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
Southeastern Asset Management, Inc. (2) Longleaf Partners Small-Cap Fund O. Mason Hawkins 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	3,599,400	9.94%

Artisan Partners Limited Partnership (3) Artisan Investment Corporation Andrew A. Ziegler Carlene Murphy Ziegler 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	3,064,000	8.46%

Westport Asset Management, Inc. (4) Westport Advisers LLC 253 Riverside Avenue Westport, Connecticut 06880	2,922,300	8.07%

(1)	Based on 36,225,686 shares of Common Stock issued and outstanding on March 1, 2006.

(2)	Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and O. Mason Hawkins filed a joint Schedule 13G/A with the Commission on February 6, 2006, reporting that as of December 31, 2005, Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund had shared voting and dispositive power as to 3,526,400 shares of Common Stock and Southeastern Asset Management, Inc. had sole dispositive power as to 73,000 shares of Common Stock. According to the Schedule 13G/A, Southeastern Asset Management, Inc. is an investment adviser and may be the beneficial owner of shares of Common Stock owned by its client, Longleaf Partners Small-Cap Fund. Mr. Hawkins is Chairman of the Board and Chief Executive Officer of Southeastern Asset Management, Inc.

(3)	Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler filed a joint Schedule 13G/A with the Commission on January 27, 2006, reporting that as of December 31, 2005, each party had shared voting and dispositive power as to 3,064,000 shares of Common Stock. Artisan Partners Limited Partnership is an investment adviser and acquired shares of Common Stock on behalf of its discretionary clients. Artisan Investment Corporation is the General Partner of Artisan Partners Limited Partnership, and Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Investment Corporation.

(4)	Westport Asset Management, Inc. filed a Schedule 13G/A with the Commission on February 13, 2006, reporting that as of December 31, 2005, it had sole voting and dispositive power as to 925,400 shares of Common Stock, shared voting power as to 1,740,200 shares of Common Stock and shared dispositive power as to 1,966,900 shares of Common Stock. The Schedule 13G/A states that Westport Asset Management, Inc., an investment advisor, owns 50% of Westport Advisors LLC, which is an investment advisor for a series of public mutual funds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Commission. Such persons are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that applicable Section 16(a) filing requirements were satisfied for transactions that occurred in 2005, except for reinvestment of the December 30, 2005 dividend under the Executive Voluntary Deferral Plan for Messrs. Deal, Janes, King and Vaughan, which were not reported until January 17, 2006.

PROPOSAL ONE

ELECTION OF DIRECTORS

Four directors are to be elected at the Meeting to serve for terms of three years expiring on the date of the Annual Meeting in 2009 and until their successors are elected.

It is intended that votes represented by proxies, unless otherwise specified, will be cast for the election as directors of the nominees listed below, all of whom are now directors of the Company. The election of each nominee for director requires a plurality of the votes cast by shares of Common Stock entitled to vote in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.

If, at the time of the Meeting, any nominee should be unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

BIOGRAPHICAL INFORMATION

The following information is furnished with respect to each nominee and each director whose term of office will continue after the Meeting.

Nominees for Terms Expiring in 2009

Robert W. Fiondella, 63, retired as Chairman of the Board of The Phoenix Companies, Inc., a company providing insurance services throughout the Northeast, and Chairman of its affiliate, Phoenix Life Insurance Company, in March 2003. He was also President and Chief Executive Officer of both companies until 2001. Mr. Fiondella had served in those positions for The Phoenix Companies, Inc. since 2000 and for Phoenix Life Insurance Company since 1994. He also served as President of Phoenix Life Insurance Company from 1987 until 2000. Mr. Fiondella was a director of PXRE Group, Ltd. until February of 2006. He is chairman of the Audit Committee and the Corporate Governance Committee and a member of the Human Resources & Compensation Committee and Executive Committee. He has been a director of the Company since 1999.

Robert H. Hilb, 79, has been Chairman Emeritus since 2000. He was Chairman of the Company from 1991 until 1999 and was Chief Executive Officer of the Company from 1991 to 1997. Mr. Hilb is a member of the Business Practices Committee, Corporate Affairs Committee and Finance Committee. He has been a director of the Company since 1982.

Julious P. Smith, Jr., 63, has been Chairman and Chief Executive Officer and a member of the law firm of Williams Mullen since 1999. Prior to that time, he was President and Chief Executive Officer and a member of that law firm, positions that he held for more than five years. Williams Mullen has represented the Company as legal counsel since the Company’s formation in 1982. Mr. Smith is a director of LandAmerica Financial Group, Inc. He is chairman of the Business Practices Committee and a member of the Corporate Affairs Committee, Executive Committee and Finance Committee. He has been a director of the Company since 2001.

Martin L. Vaughan, III, 59, has been Chairman and Chief Executive Officer of the Company since May 2003. He had been President of the Company from 2000 to 2003 and Chief Operating Officer of the Company from 1999 to 2003. Mr. Vaughan is chairman of the Executive Committee and has been a director of the Company since 1999.

The Board of Directors recommends that the shareholders vote FOR the four nominees set forth above.

Incumbent Directors Whose Terms Expire at the 2007 Annual Meeting

Anthony F. Markel, 64, has been President and Chief Operating Officer of Markel Corporation, an insurance company comprised of eight operating units underwriting specialty insurance products and programs to a variety of niche markets, since 1992. He is a director of Markel Corporation. Mr. Markel is chairman of the Finance Committee and a member of the Audit Committee, Business Practices Committee and Executive Committee. He has been a director of the Company since 1998.

Robert S. Ukrop, 59, has been President and Chief Executive Officer of Ukrop’s Super Markets, Inc., a company operating supermarkets, retail food stores and a distribution center in central Virginia, since 1994. He is a first cousin of Timothy J. Korman, Executive Vice President, Finance and Administration, of the Company. Mr. Ukrop is chairman of the

Corporate Affairs Committee and a member of the Corporate Governance Committee, Executive Committee and Human Resources & Compensation Committee. He has been a director of the Company since 1989.

Incumbent Directors Whose Terms Expire at the 2008 Annual Meeting

Theodore L. Chandler, Jr., 53, has been President and Chief Executive Officer of LandAmerica Financial Group, Inc., a national provider of real estate transaction services, since January 1, 2005. Mr. Chandler was President and Chief Operating Officer of that company during 2004, Chief Operating Officer of that company from 2002 to 2003 and Senior Executive Vice President of that company from 2000 to 2002. He is a director of LandAmerica Financial Group, Inc. Mr. Chandler is a member of the Business Practices Committee, Corporate Governance Committee and Finance Committee. He has been a director of the Company since 1986.

Norwood H. Davis, Jr., 66, was Chairman Emeritus of the Board of Trigon Healthcare, Inc., a company providing health care coverage and specialty health services in Virginia, from 2001 to July 2002 and is now retired. He had been Chairman of that company from 1981 to 2001, and Chief Executive Officer from 1981 to 1999. Mr. Davis is a member of the Corporate Governance Committee and the Human Resources & Compensation Committee. He has been a director of the Company since 1994.

Thomas H. O’Brien, 69, was the Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc., a multi-bank holding company engaged in financial services activities, from 1985 until his retirement in 2001. He was Chairman of PNC Bank, N.A., a national banking institution in Pittsburgh, Pennsylvania, from 1993 to 2001. He is a director of Verizon Communications Inc., BlackRock, Inc., Viasystems, Inc., USAirways Group, Inc. and The PNC Financial Services Group, Inc. Mr. O’Brien is chairman of the Human Resources & Compensation Committee and a member of the Business Practices Committee, Finance Committee and Executive Committee. He has been a director of the Company since 1982.

Warren M. Thompson, 46, has been President and Chairman of Thompson Hospitality Corporation, a contract food services company that he founded, since October 1992. He is a director of Compass Group North America, Pepsi-Cola African American Advisory Board and Virginia Baseball Stadium Authority, and is a member of the Board of Visitors of the University of Virginia. Mr. Thompson is a member of the Audit Committee, Corporate Affairs Committee and Corporate Governance Committee. He has been a director of the Company since 2004.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to director qualifications, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management evaluation and succession, and evaluation of the Board’s performance. The Guidelines are available on the Company’s Investor Relations web page at www.hrh.com. A printed copy is available to any shareholder upon written request to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The Board of Directors in its business judgment has determined that the following 8 of its 10 members are independent as defined by New York Stock Exchange listing standards: Theodore L. Chandler, Jr., Norwood H. Davis, Jr., Robert W. Fiondella, Robert H. Hilb, Anthony F. Markel, Thomas H. O’Brien, Warren M. Thompson and Robert S. Ukrop. In reaching this conclusion, the Board considered that the Company and its subsidiary agencies provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Consistent with the New York Stock Exchange listing standards, the Company’s Corporate Governance Guidelines establish categorical standards under which the Board views the following as impairing a director’s independence:

•	a director who is an employee, or whose immediate family member is an executive officer, of the Company;

•	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

•	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Except for Julious P. Smith, Jr., none of the Company’s non-employee directors, their immediate family members, or employers, are engaged in such relationships with the Company. Mr. Smith’s firm, Williams Mullen, received over 2% of its 2005 revenue from the Company.

Codes of Ethics

The Company has adopted codes of ethics that apply to all its directors, officers (including its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. The codes of ethics contain provisions relating to honest and ethical conduct (including the handling of conflicts of interest between personal and professional relationships), the preparation of full, fair, accurate and timely disclosure in reports and documents filed with the Commission and in other public communications made by the Company, compliance with governmental laws, rules and regulations and other matters. These codes of ethics are available on the Company’s Investor Relations web page at www.hrh.com. Any amendment to or waiver from a provision of the code of ethics relating to directors and executive officers will be promptly disclosed on the Company’s website at www.hrh.com.

Board and Committee Meeting Attendance

In 2005, there were seventeen meetings of the Board of Directors. Each member of the Board of Directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which he served.

Executive Sessions

Executive sessions where non-employee directors meet on an informal basis are scheduled at the end of each regularly scheduled Board meeting. Robert W. Fiondella, the Chairman of the Corporate Governance Committee, serves as chairman for executive sessions.

Communications with Directors

Any director may be contacted by writing to him c/o Hilb Rogal & Hobbs Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Communications to all directors or the non-management directors as a group may be sent to the same address, c/o the Chairman of the Corporate Governance Committee. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Committees of the Board

The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Business Practices Committee, the Corporate Affairs Committee, the Corporate Governance Committee, the Finance Committee and the Human Resources & Compensation Committee.

Executive Committee

The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The members of the Executive Committee are Messrs. Fiondella, Markel, O’Brien, Smith, Ukrop and Vaughan, who is the chairman. The Executive Committee met one time in 2005.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee Charter also is available on the Company’s Investor Relations web page at www.hrh.com. A printed copy is available to any shareholder upon written request to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The members of the Audit Committee are Messrs. Fiondella, who is the chairman, Markel and Thompson, all of whom the Board in its business judgment has determined are independent as defined by regulations of the Commission and the New York Stock Exchange listing standards. The Board of Directors also has determined that all of the Committee members are financially literate as defined by the New York Stock Exchange listing standards and that Mr. Fiondella qualifies as an audit committee financial expert as defined by regulations of the Commission.

The Audit Committee met seven times in 2005. For additional information regarding the Committee, see “Audit Information — Audit Committee Report” on page 20 of this proxy statement.

Business Practices Committee

The Business Practices Committee is responsible for overseeing the Company’s compliance with the August 31, 2005, settlement with the Connecticut Attorney General and Insurance Department. The members of the Business Practices Committee are Messrs. Chandler, Hilb, Markel, O’Brien and Smith, who is the chairman. The Business Practices Committee met five times in 2005.

Corporate Affairs Committee

The Corporate Affairs Committee is responsible for monitoring the Company’s external relations in its communities. The members of the Corporate Affairs Committee are Messrs. Hilb, Smith, Thompson and Ukrop, who is the chairman, all of whom, except for Mr. Smith, the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Corporate Affairs Committee met three times in 2005.

Corporate Governance Committee

The Corporate Governance Committee develops qualifications for director candidates, recommends to the Board of Directors persons to serve as directors of the Company and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee acts as the Company’s nominating committee. The Committee operates under a written charter originally approved by the Board in November 2003. The current Charter of the Corporate Governance Committee is available on the Company’s Investor Relations web page at www.hrh.com. A printed copy is available to any shareholder upon written request to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The members of the Corporate Governance Committee are Messrs. Chandler, Davis, Fiondella, who is the chairman, Thompson and Ukrop, all of whom the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Corporate Governance Committee met six times in 2005.

Shareholders entitled to vote for the election of directors may submit candidates for consideration by the Corporate Governance Committee if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Committee. To be timely for the 2007 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2007 Annual Meeting” on page 20 of this proxy statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 4, of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary of the Company, whose address is Hilb Rogal & Hobbs Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The Corporate Governance Committee considers, at a minimum, the following factors in recommending to the Board potential new directors, or the continued service of existing directors:

•	The characteristics described in the Corporate Governance Guidelines (i.e., knowledge of business and financial affairs, personal qualities of integrity and judgment, educational background and business or professional experience);

•	Whether the member/potential member assists in achieving a mix of Board members that represent a diversity of background and experience;

•	Whether the member/potential member is subject to a disqualifying factor as described in the Corporate Governance Guidelines (e.g., relationships with competitors or recent previous employment with the Company);

•	Whether an existing member has reached retirement age;

•	The member’s/potential member’s independence;

•	Whether the member/potential member would be considered an “audit committee financial expert” or “financially literate” under Commission regulations and New York Stock Exchange listing standards;

•	The extent of the member’s/potential member’s business experience, technical expertise, or specialized skills or experience;

•	Whether the member/potential member, by virtue of particular experience relevant to the Company’s current or future business, will add specific value as a Board member; and

•	Any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service.

Under the process used by the Company for selecting new Board candidates, the Chairman and Chief Executive Officer, the Corporate Governance Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Corporate Governance Committee initiates a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board is presented to the Corporate Governance Committee. A determination is made as to whether Corporate Governance Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman and Chief Executive Officer and at least one member of the Corporate Governance Committee interviews prospective candidates. The Corporate Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full Board of Directors.

Finance Committee

The Finance Committee advises the Board of Directors with respect to financing needs, capital structure and other financial matters. The members of the Finance Committee are Messrs. Chandler, Hilb, Markel, who is the chairman, O’Brien and Smith, all of whom, other than Mr. Smith, the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Finance Committee met seven times in 2005.

Human Resources & Compensation Committee

The Human Resources & Compensation Committee establishes the compensation of all executive officers of the Company and administers the Company’s stock incentive plans, the Outside Directors Deferral Plan, the Executive Voluntary Deferral Plan and the Supplemental Executive Retirement Plan. The Human Resources & Compensation Committee also reviews and approves management incentive programs and other benefits for executive officers and recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Human Resources & Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors. The Human Resources & Compensation Committee operates under a written charter originally approved by the Board in February 2004. The current Charter of the Human Resources & Compensation Committee is available on the Company’s Investor Relations web page at www.hrh.com. A printed copy is available to any shareholder upon written request to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The members of the Human Resources & Compensation Committee are Messrs. Davis, Fiondella, O’Brien, who is the chairman, and Ukrop all of whom the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Human Resources & Committee met five times in 2005. For additional information regarding the Human Resources & Compensation Committee, see “Human Resources & Compensation Committee Report on Executive Compensation” on page 9 of this proxy statement.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the directors except Warren M. Thompson attended the 2005 annual meeting.

Directors’ Compensation

Each director who is not an employee of the Company receives an annual retainer of $20,000, a fee of $2,000 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. Additionally, the chair of every committee receives an annual retainer, as follows: Audit Committee, $10,000; Business Practices Committee, $2,000; Corporate Affairs Committee, $2,000; Corporate Governance Committee, $5,000; Finance Committee, $2,000; and Human Resources & Compensation Committee, $5,000. All retainers are paid in quarterly installments on the first day of each calendar quarter. Under the Non-Employee Directors Stock Incentive Plan, a director may elect to receive his retainers and fees in shares of Common Stock. If a director elects to receive 100% of his total compensation in Common Stock, he will be entitled to receive additional compensation in shares of Common Stock equal to 30% of his total compensation. Directors who are also employees of the Company receive no compensation for their services as directors.

The Company has an Amended and Restated Outside Directors Deferral Plan (the Amended and Restated Plan) which permits a non-employee director to defer all or a portion of his compensation. Under the Amended and Restated Plan, directors who are not employees of the Company may elect to defer all or part of their annual retainers and meeting fees in deferred stock units that represent a hypothetical share of the Company’s Common Stock. Retainers are credited to a director’s account on the first day of each calendar quarter at the closing price of the Common Stock on the last day of the prior quarter. Meeting fees are credited on the first day of the month following the month in which the meeting occurred at the closing price of the Common Stock on the last day of the prior month. A participant’s deferred stock unit account is increased by phantom dividends equal to the dividends paid by the Company on the Common Stock on the first day of the month following the month in which the dividend was paid. Those directors who elect to defer 100% of their total compensation into deferred stock units for a given year are entitled to receive additional compensation in the form of deferred stock units equal to 30% of their total compensation. Any amounts deferred under the former Outside Directors Deferral Plan and held in a deferred cash account in the Amended and Restated Plan are credited with interest annually at the rate of return set forth in the Amended and Restated Plan, which is currently 7%, and are paid out in cash. Deferred stock units credited to a director’s account under the Amended and Restated Plan are paid out in shares of Common Stock on the basis of one share of Common Stock for each deferred stock unit in the director’s account. Payment of amounts accrued to a director are made either in installments or in a lump sum pursuant to the director’s irrevocable election or otherwise in accordance with the terms of the Amended and Restated Plan.

Each non-employee director receives, under the 2000 Stock Incentive Plan, a grant of an option to purchase 10,000 shares of Common Stock on the first business day following each Annual Meeting of Shareholders. On May 3, 2005, each non-employee director received an option to purchase 10,000 shares of the Common Stock of the Company. The exercise price of all options granted to each non-employee director is the fair market value of the Common Stock on the date of grant. All of the options granted in 2005 became exercisable six months after the date of grant and expire seven years from the date of grant.

HUMAN RESOURCES & COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

Under rules established by the Commission, the Company is required to provide certain information with respect to the compensation provided to the Company’s Chief Executive Officer, Martin L. Vaughan, III, and the other executive officers of the Company, including the Named Executive Officers. The following report of the Human Resources & Compensation Committee of the Board of Directors addresses the Company’s compensation policies in effect during 2005.

Role of Human Resources & Compensation Committee

Decisions on compensation of certain executive officers of the Company are made by the Human Resources & Compensation Committee of the Board of Directors. The Human Resources & Compensation Committee has authority from the Board of Directors to review and determine the salaries of all of the Company’s executive officers with the title of Vice

President and above. In addition to determining salaries, the Human Resources & Compensation Committee reviews and approves management incentive programs and other benefits for executive officers. The Human Resources & Compensation Committee also administers the Company’s stock incentive plans. Finally, the Committee recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Human Resources & Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors.

Executive Compensation Policies

The Human Resources & Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals, recognize individual initiative and achievement and assist the Company in attracting and retaining highly qualified executives. They provide for competitive base salaries which reflect individual performance and level of responsibility, annual bonuses payable in cash on the basis of Company financial success, individual merit and achievement in attaining annual performance goals and long-term stock-based incentive opportunities which strengthen the mutuality of interests between senior management and the Company’s shareholders.

To further this mutuality of interests, the Insider Stock Ownership Plan was adopted in 1998 to align the interests of senior management with the shareholders by requiring senior management to attain certain stock ownership levels and therefore maintain a vested interest in the equity performance of the Company. Over a five year period, measured from the later of admittance into, or promotion within, the executive group, the executives covered by such plan are expected to reach a prescribed ownership level, which is expressed as a multiple of the executive’s base salary and which ranges from five times base salary to one times base salary depending on the executive’s position. All Named Executive Officers, except F. Michael Crowley, achieved their 2005 prorated goals.

In furtherance of its responsibility to determine executive compensation, the Human Resources & Compensation Committee annually, or more frequently, reviews the Company’s executive compensation program. The Human Resources & Compensation Committee evaluates the salaries and compensation structures of executive officers of peer companies in the industry and other financial services public companies in order to establish general parameters within which it may fix competitive compensation for its executive officers. The peer group used for compensation analysis for 2005 includes all of the peer group companies reflected in the performance graph in this proxy statement, except for Marsh & McLennan Cos., Inc. and Aon Corporation, which the Committee believed should be excluded because their size skewed the results. The Committee believes that the Company’s compensation of its executive officers is more comparable to the other listed peer companies and provides proper incentives to the executive officer group.

Starting from the median peer compensation range for a selected officer, the Human Resources & Compensation Committee then determines the appropriate salary and management incentive opportunity for each executive officer using a number of factors, including the executive officer’s individual duties and responsibilities in the Company, tenure, his or her relative importance to the overall success of the Company’s short- and long-term goals and attainment of individual performance goals, if appropriate. It is the philosophy of the Human Resources & Compensation Committee that incentive compensation should be a very substantial component of total compensation in order to implement the Company’s aggressive pay-for-performance policy.

On February 7, 2005, the Committee approved the 2005 Corporate Incentive Plan for certain key executives of the Company. The purpose of the program is to align closely the interests of the senior executives with the shareholders and further strengthen the Company’s pay-for-performance policy by providing a bonus pool based on increased operating earnings per share. Under the Plan, those individuals responsible for overseeing and implementing the strategic initiatives of the Company and for the overall earnings per share of the Company are eligible to participate in the executive bonus pool. In 2005, the Company did not achieve the minimum required financial goals under the Plan to generate a pool for incentive bonuses. The Committee, however, in the exercise of its discretion permitted under the Plan, in view of management’s efforts in a difficult business and regulatory environment, approved incentive payouts of up to $1,200,000 to the executive group as a whole.

In 2005, the Committee determined to make long-term stock-based incentive awards of stock options and restricted stock to executive officers under the 2000 Stock Incentive Plan. The primary purpose of these awards is to provide financial incentives to executives linked directly to the market performance of the Company’s stock. The amount of the awards is based on the responsibilities and aggregate compensation levels of the executive officers. Stock options generally vest and become exercisable ratably over the four year period following the grant date. Restricted stock awards generally vest ratably in four annual increments commencing two years after the date of the award contingent upon the Company achieving a 10% annual growth in fully diluted earnings per share based on operating income in at least one of the two preceding calendar years preceding each vesting date. The Company did not meet the minimum required growth in fully diluted earnings per share to permit the vesting of restricted stock scheduled to occur in February 2006. In view of management’s 2005 performance in a difficult business and regulatory environment, the Committee in February 2006 authorized the vesting of approximately 80% of the shares of restricted stock held by the executive group that would have been forfeited due to the Company’s inability to meet the growth contingency.

Chief Executive Officer Compensation

Effective as of May 6, 2003, the Company entered into an employment agreement with Martin L. Vaughan, III to serve as Chief Executive Officer of the Company. Pursuant to the terms of the employment agreement, Mr. Vaughan’s annual base salary was fixed at $488,000, subject to an annual review by the Committee to consider appropriate increases. This annual base salary was set based on Mr. Vaughan’s individual duties and responsibilities, his tenure and a review of salaries paid to the chief executive officers of the Company’s peer group companies. In addition, Mr. Vaughan is entitled to receive an annual incentive bonus as established and modified from time to time by the Committee. Mr. Vaughan received an annual incentive bonus for 2005 of $243,400. Mr. Vaughan is also eligible to receive stock option awards and other long-term equity incentives, as determined by the Committee. In 2005, Mr. Vaughan was awarded 10,000 shares of Restricted Stock and Nonqualified Stock Options to acquire 50,000 shares of Common Stock.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1.0 million paid to any of the Named Executive Officers that are employed by the Company at any year-end. The Committee believes that it is generally in the Company’s best interests to comply with Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Dated March 6, 2006

HUMAN RESOURCES & COMPENSATION COMMITTEE

    Thomas H. O’Brien, Chairman

    Norwood H. Davis, Jr.

    Robert W. Fiondella

    Robert S. Ukrop

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources & Compensation Committee is a current or former officer of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual and long-term compensation paid by the Company to each of the Named Executive Officers for the fiscal years ended December 31, 2005, 2004 and 2003.

	Annual Compensation				Long-Term Compensation Awards		All Other Compensation ($)(4)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)
Martin L. Vaughan, III	2005	$524,500	$243,400	—	$330,600	50,000	$27,429
Chairman and Chief	2004	503,833	0	—	327,300	50,000	25,999
Executive Officer	2003	462,495	398,860	—	368,900	50,000	16,297
F. Michael Crowley(5)	2005	408,333	150,000	55,462	361,100	20,000	11,750
President	2004	107,693	0	—	366,100	0	0
Robert B. Lockhart (6)	2005	382,500	248,640	0	198,360	24,000	3,690
President and Chief	2004	369,167	0	97,471	196,380	24,000	15,916
Operating Officer	2003	317,500	248,640	—	130,375	14,500	10,591
Timothy J. Korman	2005	337,833	90,000	—	148,770	18,000	36,327
Executive Vice	2004	325,000	0	—	130,920	16,000	34,175
President, Finance and Administration	2003	312,500	205,000	—	149,000	16,000	33,479
John P. McGrath	2005	323,667	80,000	—	115,710	14,500	14,650
Vice President —	2004	367,000	0	—	81,825	10,000	15,437
Regional Director — Mid-West	2003	364,167	161,600	—	149,000	16,000	13,440
J. Thomas Stiles (7)	2005	342,834	80,000	—	115,710	14,500	10,754
Vice President —	2004	380,709	47,435	—	0	0	18,954
Regional Director — Southeast

(1)	Bonuses reported in the table reflect the amount earned by the Named Executive Officer for each year shown. Payment of such bonuses occurred in the year following the year in which such bonuses were earned.

(2)	Except for Mr. Crowley’s 2005 amount and Mr. Lockhart’s 2004 amount, the dollar value of perquisites and other personal benefits received by each of the Named Executive Officers did not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus reported for any named individual. The 2005 amount for Mr. Crowley included $33,962 for relocation expenses, $9,500 for country club dues and $12,000 for automobile allowance. The 2004 amount for Mr. Lockhart included $58,961 for relocation expenses and $36,750 for a country club membership.

(3)

The 2005 amounts in this column are the dollar values, based on the $33.06 closing price of a share of Common Stock on February 7, 2005, as reported on the New York Stock Exchange, of the following number of shares of Restricted Stock awarded on such date to the Named Executive Officers: Mr. Vaughan, 10,000 shares; Mr. Crowley, 5,000 shares; Mr. Lockhart, 6,000 shares; Mr. Korman, 4,500 shares; Mr. McGrath, 3,500 shares; and Mr. Stiles, 3,500 shares. The Restricted Stock vests 25% per year on each of four successive anniversary dates commencing two years after the date of the award, provided the Named Executive Officer is employed full time by the Company on the applicable vesting date, and provided further that, with respect to the 2005 grants, the Company’s operating earnings must have increased by at least ten percent on a year over year basis in at least one of the two calendar years preceding each vesting date. Mr. Crowley received an additional grant of 5,000 shares of Restricted Stock on November 29, 2005 at a value of $39.16 per share, and received on October 1, 2004 a grant of 10,000 shares of Restricted Stock at a value of $36.61 per share. The aggregate number of shares of Restricted Stock held by each of the Named Executive Officers on December 31, 2005, and the dollar value of such shares on such date based on the $38.51 closing price of a share of Common Stock on December 31, 2005, as reported on the New York Stock Exchange, were as follows: Mr. Vaughan, 32,000 shares, $1,232,320; Mr. Crowley, 16,667 shares, $641,846; Mr. Lockhart, 0 shares, $0 (due to termination of employment in May 2005); Mr. Korman, 14,500 shares, $558,395; Mr. McGrath, 12,000 shares, $462,120; and

Mr. Stiles, 3,500 shares, $134,785. Dividends will be paid on the shares of Restricted Stock awarded to the Named Executive Officers.

(4)	The amount shown for each Named Executive Officer for 2005 includes (a) the Company’s 401(k) matching contributions as follows: Mr. Vaughan, $6,300; Mr. Crowley, $6,300; Mr. Lockhart, $0; Mr. Korman, $6,300; Mr. McGrath, $6,300; and Mr. Stiles, $6,300; and (b) the Company’s expense to the Supplemental Executive Retirement Plan as follows: Mr. Vaughan, $13,849 ($9,435 contribution and $3,414 interest accrual); Mr. Crowley, $5,450 contribution and no interest accrual; Mr. Lockhart, $0; Mr. Korman, $26,937 ($6,757 contribution and $20,180 interest accrual); Mr. McGrath, $6,400 ($3,410 contribution and $2,990 interest accrual); and Mr. Stiles, $4,454 ($3,985 contribution and $469 interest accrual); and (c) the amount of premiums paid for term life insurance as follows: Mr. Vaughan, $8,280; Mr. Crowley, $0; Mr. Lockhart, $3,690; Mr. Korman, $3,090; Mr. McGrath, $1,950; and Mr. Stiles, $0. Amounts for 2004 and 2003 include the Company’s profit sharing and 401(k) matching contributions and the Company’s expense to the Supplemental Executive Retirement Plan, and, for 2004, the amount of premiums paid for term life insurance in 2004.

(5)	Mr. Crowley became an executive officer of the Company in October 2004.

(6)	Mr. Lockhart resigned from the Company on May 25, 2005. The amounts shown in the table for Mr. Lockhart for 2005 include $157,917 paid in salary prior to his termination of employment, and $224,583 and $248,640 paid in salary and bonus, respectively, pursuant to certain termination provisions of Mr. Lockhart’s employment agreement. The Restricted Stock granted to Mr. Lockhart in 2005 did not vest, and unvested portions of prior year Restricted Stock grants ceased to vest, as a result of his termination of employment with the Company. In addition, the stock options shown in the table for Mr. Lockhart ceased to vest in connection with his resignation and he was given 90 days in which he could exercise his vested options. During the 90 day period, Mr. Lockhart exercised all of his in-the-money stock options and the remaining vested options were cancelled.

(7)	Mr. Stiles became an executive officer of the Company in July 2004.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 2005.

	Individual Grants				Grant Date Present Value ($) (4)
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (2)	Expiration Date (3)
Martin L. Vaughan, III	50,000	5.69	$33.06	02/07/2012	$468,500
F. Michael Crowley	20,000	2.28	33.06	02/07/2012	187,400
Robert B. Lockhart (5)	24,000	2.73	33.06	02/07/2012	224,880
Timothy J. Korman	18,000	2.05	33.06	02/07/2012	168,660
John P. McGrath	14,500	1.65	33.06	02/07/2012	135,865
J. Thomas Stiles	14,500	1.65	33.06	02/07/2012	135,865

(1)	The options granted to the Named Executive Officers contain a provision whereby the right to exercise such options vests at a rate of 25% of the aggregate number of shares of Common Stock of the Company covered by such options on each of the first four successive anniversary dates of the date of grant.

(2)	The exercise price for the options listed in the table was the fair market value on the date of grant. The exercise price may be paid in cash, in shares of Common Stock of the Company valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all required withholding and other deductions.

(3)	The options listed in the table expire seven years from the date of grant. An earlier expiration date may apply in the event of the optionee’s termination of employment, retirement, death or disability.

(4)	The Black-Scholes option pricing model was used to determine the “Grant Date Present Value” of the options listed in the table. The model for the February 7, 2005 grants assumed a volatility measure of 0.294, a risk free interest rate of 3.67% and a dividend yield of 1.27%. The model also assumed an expected life of five years. No adjustments for non-transferability or risk of forfeiture were applied in determining the value of the reported options. The grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of a share of the Company’s Common Stock over the exercise price on the date the option is exercised.

(5)	Mr. Lockhart resigned from the Company on May 25, 2005. In connection with his resignation and pursuant to the 2000 Stock Incentive Plan, stock options previously granted Mr. Lockhart ceased to vest and he was given 90 days in which he could exercise his vested options. During the 90 day period, Mr. Lockhart exercised all of his in-the-money stock options and the remaining vested options were cancelled.

AGGREGATED OPTION EXERCISES IN LAST

FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information concerning the exercise of options during 2005 and the value of the outstanding options for the Named Executive Officers on December 31, 2005.

Name	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year- End (#)	Value of Unexercised In- the-Money Options at Fiscal Year-End ($) (2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Martin L. Vaughan, III	—	—	103,500 /118,500	1,191,634 /538,810
F. Michael Crowley	—	—	0 /20,000	0 /109,000
Robert B. Lockhart	36,000	641,688	0 / 0	0 / 0
Timothy J. Korman	32,000	636,896	24,000 /42,000	45,920 /181,780
John P. McGrath	24,000	622,944	54,500 /34,000	741,986 /136,695
J. Thomas Stiles	—	—	0 /14,500	0 / 79,025

(1)	The value realized represents the difference between the exercise price of the option and the fair market value of the Company’s Common Stock on the date of exercise.

(2)	The value of in-the-money options at fiscal year-end was calculated by determining the difference between the closing price of $38.51 per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2005, the last trading day of the fiscal year, and the exercise price of the options.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2005, with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders
1989 Stock Plan (2)	134,150	$12.88	—
Non-Employee Directors Stock Incentive Plan	280,000	14.39	7,272
2000 Stock Incentive Plan (3)	3,055,661	34.84	1,502,207
Equity Compensation Plans Not Approved by Shareholders (4)	—	—	—

Total	3,469,811	$32.34	1,509,479

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	No shares are available for any future awards or grants under the 1989 Stock Plan and no shares of restricted Common Stock are included in the amount shown.

(3)	The 2000 Stock Incentive Plan replaced the 1989 Stock Plan and permits grants of stock options and awards of Common Stock and/or restricted stock. Amounts do not reflect prior awards of 271,986 shares of restricted Common Stock under the 2000 Stock Incentive Plan. Amounts, however, include shares tendered or withheld in payment of all or part of the exercise price of a stock option granted under the 1989 Stock Plan or 2000 Stock Incentive Plan or in satisfaction of withholding tax obligations, any shares forfeited or canceled in accordance with the terms of a grant or award under the 1989 Stock Plan or 2000 Stock Incentive Plan, any shares available under the 1989 Stock Plan and any shares that are not issued under the 2000 Stock Incentive Plan because of a payment of cash in lieu of shares. All of such shares are available for issuance under new grants and awards under the 2000 Stock Incentive Plan.

(4)	The Company does not have any equity compensation plans that have not been approved by shareholders.

HRH RETIREMENT SAVINGS PLAN

The Company administers the HRH Retirement Savings Plan (the Retirement Savings Plan) in which the Named Executive Officers are permitted to participate on the same terms as other employees who meet the applicable eligibility criteria. The Retirement Savings Plan’s main component is a salary reduction provision under Section 401(k) of the Internal Revenue Code. As of January 1, 2002, the Retirement Savings Plan was amended to allow participants age 50 or over to make additional catch-up contributions to the Retirement Savings Plan over and above the normal annual dollar limit for salary reduction contributions. The maximum catch-up contribution for each eligible participant was $3,000 for 2004, $4,000 for 2005, and $5,000 for 2006. The Retirement Savings Plan also provides for a matching contribution equal to 100% of the first 3% of a participant’s salary reduction. The Company matching contribution for 2005 for Named Executive Officers was $31,500, and for all executive officers as a group was $92,835, under the salary reduction provision of the Retirement Savings Plan. The profit sharing component of the Retirement Savings Plan is discretionary and is expected to be used only in exceptional circumstances.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Named Executive Officers participate in the Company’s Supplemental Executive Retirement Plan (the SERP), which as of January 1, 1998, was amended and restated to convert the plan from a defined benefit arrangement to a cash balance arrangement and to provide a contribution to a participant equal to the Company’s profit sharing and matching contribution applied to the participant’s base salary in excess of the Internal Revenue Service (the IRS) maximum allowable salary for qualified plans, which was $210,000 for 2005. The SERP was further amended to allow all current and future employees earning in excess of the IRS maximum allowable salary for qualified plans to become participants in the plan, to grandfather the current participants and provide these individuals with a contribution each year equal to the greater of a fixed 2% contribution of their base salary or the calculation for regular participants, to convert the vested benefit accrued for current participants to a cash balance as of December 31, 1997, and to add a provision wherein terminated or retired participants who are employed by a competing entity of the Company will forfeit their remaining account balance.

Contributions to the SERP for 2005 for each of the Named Executive Officers were as follows: Mr. Vaughan, $9,435; Mr. Crowley, $5,450; Mr. Lockhart, $0; Mr. Korman, $6,757; Mr. McGrath, $3,410; and Mr. Stiles, $3,985. For all executive officers as a group, the 2005 contribution to the SERP was $48,795. Additionally, interest accruals on their balances for 2005 were as follows: Mr. Vaughan, $3,414; Mr. Crowley, $0; Mr. Lockhart, $0; Mr. Korman, $20,180; Mr. McGrath, $2,990; and Mr. Stiles, $469. For all executive officers as a group, interest accruals on their balances for 2005 equaled $33,611.

EMPLOYMENT AGREEMENTS

Mr. Vaughan entered into an employment agreement with the Company, effective May 6, 2003, to serve as Chairman and Chief Executive Officer of the Company. Mr. Vaughan’s initial term of employment under the agreement terminated on on May 31, 2005. Commencing on May 31, 2004 and on each annual anniversary of that date, the term of employment will be automatically extended to set the term for a two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to May 31, 2004 or an anniversary date. The agreement provides for an annual review of his salary by the Human Resources & Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $488,000 be reduced. Effective March 1, 2006, Mr. Vaughan’s annual salary was increased to $560,000. Mr. Vaughan is also eligible for an annual incentive bonus and stock options as may be determined by the Human Resources & Compensation Committee. The agreement may be terminated by the Company with or without “proper cause” or by Mr. Vaughan for “good reason,” in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Vaughan would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment or for one year, whichever is greater, all stock options and awards of restricted stock would immediately vest in full and all benefits in the Company’s Supplemental Executive Retirement Plan would immediately vest in full. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Vaughan for the last four fiscal years prior to the date of termination or 50% of his annual base salary.

Mr. Crowley entered into an employment agreement with the Company, effective as of October 15, 2005, to serve as President of the Company. Mr. Crowley’s term of employment under the agreement terminates initially on October 15, 2007. Commencing on October 15, 2006 and on each annual anniversary of that date, the term of employment will be automatically extended to set the term for a two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to October 15, 2006 or an anniversary date. The agreement provides for an annual review of his salary by the Human Resources & Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $440,000 be reduced. Mr. Crowley is also eligible for an annual incentive bonus and stock options as may be determined by the Human Resources & Compensation

Committee. The agreement may be terminated by the Company with or without “proper cause” or by Mr. Crowley for “good reason,” in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Crowley would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Crowley for the last two (2) fiscal years prior to the date of termination or 50% of his annual base salary, and Mr. Crowley is also deemed to have received a bonus of $288,000 on October 15, 2005 for purposes of calculating the incentive payment portion for termination without proper cause or with good reason.

Mr. Lockhart entered into an employment agreement with the Company, effective December 1, 2003, to serve as President and Chief Operating Officer of the Company. Mr. Lockhart’s initial term of employment under the agreement was to terminate on February 28, 2007, but Mr. Lockhart resigned May 25, 2005. Effective March 1, 2005, Mr. Lockhart’s annual salary was increased to $385,000. The agreement could be terminated by the Company with or without “proper cause” or by Mr. Lockhart for “good reason,” in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Lockhart would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Lockhart for the last two fiscal years prior to the date of termination or 50% of his annual base salary. Certain provisions of the employment agreement obligate the Company to continue to pay Mr. Lockhart salary, bonus and other benefits provided by the agreement until any dispute regarding termination has been resolved by an arbitrator. As of March 1, 2006, the Company continues to provide compensation and benefits to Mr. Lockhart under the agreement, and such payments may continue through February 28, 2007.

Mr. Korman entered into an employment agreement with the Company, effective December 1, 2001, to serve as Executive Vice President, Finance and Administration of the Company. Mr. Korman’s agreement had an initial term of two years terminating on November 30, 2003. Commencing on December 1, 2002 and on each annual anniversary of that date, the term of employment will be automatically extended to set the term for a two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to December 1, 2004 or an anniversary date. The agreement provides for an annual review of his salary by the Human Resources & Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $286,000 be reduced. Effective March 1, 2006, Mr. Korman’s annual salary was increased to $350,000. Mr. Korman is also eligible for an annual incentive bonus and stock options as may be determined by the Human Resources & Compensation Committee. The agreement may be terminated by the Company with or without “proper cause” or by Mr. Korman for “good reason,” in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Korman would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Korman for the last two fiscal years prior to the date of termination or 50% of his annual base salary.

Mr. McGrath was subject to an employment agreement, which expired November 30, 2004, and subsequently executed a Regional Director’s Employment Agreement effective December 1, 2004, to serve as the Regional Director for the Midwest Region. Employment is at will and may be terminated at any time by Employer or Employee.

Mr. Stiles entered into a Regional Director’s Employment Agreement with the Company, effective July 1, 2004, to serve as the Regional Director for the Southeast Region. Employment is at will and may be terminated at any time by Employer or Employee.

All of the foregoing employment agreements contain restrictive covenants relating to the protection of confidential information and clients of the Company.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the threat or occurrence of a takeover, the Company has entered into change of control employment agreements with certain of its executive officers, including all of the currently employed Named Executive Officers named in the Summary Compensation Table — Messrs. Vaughan, Crowley, Korman, McGrath and Stiles.

In the event there is a change of control of the Company, the agreements provide that the executive will be employed for a period of three years after the change of control. If the employment of the executive terminates at any time during the three year period following a change of control for any reason other than death, cause or the executive’s election, the executive will receive an agreed upon amount of severance pay equal to two to three times such executive’s highest applicable annual salary and bonus. Additionally, the executive would be eligible to receive benefits substantially equivalent to those which would have been received under the Company’s qualified and non-qualified plans. The change of control employment agreements provide that any excise taxes shall be paid by the Company, as well as any legal expenses of the executive. If an executive elects to terminate his employment during the thirty day period following the first anniversary of the change of control, the executive shall be entitled to a lump sum severance payment equal to one-half to one times the executive’s highest applicable annual salary and bonus.

Mr. Vaughan, Mr. Crowley and Mr. Korman each have a change of control employment agreement which provides for a multiplier of three for determining the amount of severance pay (except for death or cause) and a multiplier of one for determining the amount of severance pay in the event of a voluntary termination in the first year after the change of control. The same provisions in the change of control agreements for Mr. McGrath and Mr. Stiles use multipliers of two and one-half for determining the amount of severance pay. Mr. Crowley’s change of control agreement also provides that if he terminates for good reason or is terminated without proper cause, then he shall be deemed to have been paid a bonus of $288,000 on October 15, 2005.

PERFORMANCE GRAPH

The following Performance Graph compares the Company’s cumulative total shareholder return on its Common Stock, assuming reinvestment of dividends, with the cumulative total return on the published Standard & Poor’s 500 Index and the cumulative total return on the Company-constructed composite industry index, consisting of the Company, Aon Corporation, Arthur J. Gallagher & Co., Brown & Brown, Inc., Hub International Limited, Marsh & McLennan Cos., Inc., U.S.I. Holdings Corporation and Willis Group Holdings Limited, over the five year period ended December 31, 2005. The Company selected the businesses in the composite industry index in its good faith belief that these other public companies are most similar to the Company’s insurance agency business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Julious P. Smith, Jr., a director of the Company, is the Chairman and Chief Executive Officer of the law firm of Williams Mullen, which serves as outside counsel to the Company.

Robert H. Hilb, a director and Chairman Emeritus of the Company, entered into a consulting agreement with the Company, dated June 1, 1997, to provide consulting services to the Company at the request of the Board of Directors or the Chief Executive Officer of the Company. The consulting agreement, as amended and restated in 2003, provides for the payment to Mr. Hilb of $8,307.69 per month until the expiration of the agreement on August 31, 2006.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS

INDEPENDENT AUDITORS OF THE COMPANY’S 2006 FINANCIAL STATEMENTS

The Audit Committee of the Board of Directors has appointed, subject to shareholder ratification, the firm of Ernst & Young LLP as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2006. The firm of Ernst & Young LLP has audited the consolidated financial statements of the Company for the fiscal years ended December 31, 2005 and 2004. Services provided to the Company by Ernst & Young for the 2005 and 2004 fiscal years are described under “Audit Information” below. Representatives of Ernst & Young LLP will be present at the Meeting, will be available to respond to appropriate questions from shareholders and may make a statement if they so desire.

Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board is requesting that shareholders ratify the selection of Ernst & Young as the Company’s independent registered public accountants to audit the financial statements of the Company for the 2006 fiscal year. If shareholders do not ratify the selection of Ernst & Young at the Meeting, the Audit Committee will consider the vote in making its selection of the Company’s independent auditors for the 2007 fiscal year. However, because of the expense and difficultly in changing independent auditors after the beginning of a year, the Audit Committee does not expect to make a change in the appointment of auditors for the 2006 fiscal year unless the Audit Committee finds other reasons for making a change.

A majority of the votes cast by holders of Common Stock is required for the ratification of the appointment of Ernst & Young as the Company’s independent registered public accountants for the 2006 fiscal year.

The Board of Directors recommends that the shareholders vote FOR Proposal Two.

AUDIT INFORMATION

Fees of Independent Registered Public Accountants

The following information is furnished with respect to fees billed and expected to be billed for professional services rendered to the Company by Ernst & Young LLP for the 2005 and 2004 fiscal years.

Audit Fees

The aggregate fees billed or expected to be billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $1,350,000 for 2005 and $1,519,519 for 2004.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2005 and 2004 were $15,000 and $66,920, respectively. During 2005 and 2004, these services included employee benefit plan audits, due diligence related to agency acquisitions and accounting consultations.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2005 and 2004 were $76,000 and $56,716, respectively. During 2005 and 2004, these services included tax compliance and planning services.

All Other Fees

There were no fees billed to the Company by Ernst & Young LLP for any other services for the fiscal years ended December 31, 2005 and 2004.

Pre-Approval Policies and Procedures

All services not related to the annual audit and quarterly review of the Company’s financial statements, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of audit and permitted non-audit services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Dated March 6, 2006

AUDIT COMMITTEE

    Robert W. Fiondella, Chairman

    Anthony F. Markel

    Warren M. Thompson

PROPOSALS FOR 2007 ANNUAL MEETING

Under the regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2007 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary of the Company, whose address is 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060, no later than December 1, 2006, in order for the proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. The Company anticipates holding the 2007 Annual Meeting of Shareholders on May 8, 2007.

The Company’s Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. Under the Bylaws, for a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Corporate Secretary of the Company not less than 120 days and not more than 150 days before the first anniversary of the date of the Company’s proxy statement in connection with the last annual meeting of shareholders (or no later than 90 days before the date of the meeting if there was no meeting in the prior year). For the 2007 Annual Meeting of Shareholders, the Company must receive such notice no later than January 8, 2007, and no earlier than December 9, 2006. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Corporate Secretary at the address set forth above.

ANNUAL REPORTS

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005, including consolidated financial statements, is being mailed to shareholders with this proxy statement. A copy of the Company’s Annual Report on Form 10-K for 2005 filed with the Commission, excluding exhibits, can be obtained without charge by writing to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Copies of the 2005 Form 10-K and other filings that the Company makes with the Commission are also available on its Investor Relations web page at www.hrh.com.

APPENDIX A

HILB ROGAL & HOBBS COMPANY

AUDIT COMMITTEE CHARTER

ORGANIZATION AND MEMBERSHIP

The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Members of the Audit Committee shall be considered independent if they do not accept any consulting, advisory or other compensatory fee from the Company, are not an affiliated person of the Company or its subsidiaries and meet the applicable independence standards required for companies listed on the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). All Audit Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise sufficient to be an “audit committee financial expert” in accordance with the rules and regulations of the SEC.

PURPOSE

The Board of Directors has delegated to the Audit Committee the responsibility of assisting the Board in the oversight of the control environment of the Company, including corporate accounting, reporting practices of the Company, and the quality and integrity of the Company’s financial statements, financial reporting process and the systems of internal accounting and financial controls. The Audit Committee shall also evaluate the performance of the Company’s internal audit function, independent auditors, qualifications and independence of the independent auditors and the Company’s compliance with its ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the management of the Company. The Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee will:

A. General Responsibilities

•	Perform an annual evaluation of the effectiveness of the Audit Committee and review and reassess the Audit Committee Charter as conditions dictate (at least annually).

•	Prepare a report of the Audit Committee to be included in the Company’s proxy statement in accordance with applicable SEC rules.

•	Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit functions. Report the results of the annual audit to the Board of Directors. If requested by the Board of Directors, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed).

•	Submit regularly the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

•	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and (iii) conducting investigations with respect to the foregoing.

•

Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee and receive appropriate funding, as determined by the Audit

Committee, from the Company for payment of compensation to the independent auditors, outside legal, accounting or other advisors employed by the Audit Committee.

•	Receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	Include a copy of this Charter in the proxy statement at least triennially or the year after any significant amendment to the Charter.

B. Financial Statements

•	Review the quarterly financial statements, including management’s discussion and analysis, with financial management and the independent auditors prior to the filing of the Form 10-Q and discuss any other matters required to be communicated to the Audit Committee by the auditors. The chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

•	Review with financial management and the independent auditors the annual financial statements, including the Company’s management’s discussion and analysis, contained in the annual report to shareholders.

•	Review with financial management and the independent auditors the results of their analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Audit Committee by the independent auditors. Also, review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

•	Review (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (D) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information).

•	Receive regular reports from the independent auditors on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with financial management.

•	Review and discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Review with the independent auditors, the Company’s director of internal audit, and management, the adequacy and effectiveness of the internal controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

•	Discuss Company policies with respect to risk assessment and risk management and inquire of management, the internal auditors, and the independent auditors about policies regarding significant risks or exposures and assess the steps management has taken to monitor and minimize such risks to the Company.

C. Independent Auditor Review

•	Select, appoint, retain and evaluate, and terminate when appropriate, the independent auditors and set the independent auditors’ compensation. In addition, the Audit Committee will assure the regular rotation of the lead audit partner as required by law.

•	Pre-approve all audit and permitted non-audit services to be provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

•	Obtain and review, at least annually, a report by the independent auditors describing:

•	The firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditors and the Company (to assess the auditors’ independence).

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditors’ compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors any audit problems or difficulties and management’s response.

•	Obtain from the independent auditors, on an annual basis, a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, in connection with the Audit Committee’s consideration of the independence of the auditors. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors. In considering the auditor’s independence, the Audit Committee shall consider any non-audit services performed by the auditors for the Company and the impact such services may have on the auditors’ independence. The Audit Committee may adopt policies regarding auditor independence including, but not limited to, policies regarding the auditors’ performance of non-audit services.

•	Meet separately and periodically with management, with internal auditors and with independent auditors.

D. Internal Audit Review

•	Review and concur with management’s appointment, termination, or replacement of the director of internal audit.

•	Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Receive prior to each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

E. Management

•	Establish clear hiring policies for employees or former employees of the independent auditors.

•	Review human resources and succession planning for the accounting and financial departments within the Company.

APPOINTMENT AND REMOVAL

Members of the Committee shall be appointed for one year terms by the Board of Directors at the annual Board meeting held immediately after the conclusion of the annual meeting of shareholders. Members of the Committee may be removed, with or without cause, from the Committee at any time by an affirmative vote of a majority of the Board.

Revised Charter approved on September 13, 2005 by the Board of Directors of Hilb Rogal & Hobbs Company.

VOTING INSTRUCTION

HILB ROGAL & HOBBS COMPANY

TO TRUSTEE, HRH RETIREMENT SAVINGS PLAN

This Voting Instruction is Solicited on Behalf of the Board of Directors

Pursuant to Section 12.9 of the HRH Retirement Savings Plan of Hilb Rogal & Hobbs Company, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Hilb Rogal & Hobbs Company credited to the undersigned Participant’s Account as of March 15, 2006 at the Annual Meeting of Shareholders of Hilb Rogal & Hobbs Company to be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, on May 2, 2006, at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES OF HILB ROGAL & HOBBS COMPANY COMMON STOCK CREDITED TO YOUR ACCOUNT WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH THE TERMS OF THE PLAN.

(Continued on reverse side)

Please fold and detach card at perforation before mailing.

____________________ HILB ROGAL & HOBBS COMPANY ____________________		Please mark your votes as indicated in this example ☒

This Voting Instruction, when properly executed, will be voted in the manner directed by the undersigned shareholder.

ITEM 1. ELECTION OF DIRECTORS

FOR all nominees listed at right except as marked to the contrary ☐	WITHHOLD AUTHORITY to vote for all nominees listed at right ☐

Nominees:

(01)    Robert W. Fiondella

(02)    Robert H. Hilb

(03)    Julious P. Smith, Jr.

(04)    Martin L. Vaughan, III

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write each such nominee’s name in the following space:

ITEM 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY’S 2006 FINANCIAL STATEMENTS

FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature(s)                                                                                                                 Date

[Internet and Telephone Voting Instructions]

PROXY

HILB ROGAL & HOBBS COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder shown on the reverse side hereby appoints Timothy J. Korman and Walter L. Smith, and each or either of them, proxy for said shareholder, with power of substitution, to vote all the shares of Common Stock of Hilb Rogal & Hobbs Company held of record by said shareholder as of March 15, 2006 at the Annual Meeting of Shareholders of Hilb Rogal & Hobbs Company to be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, on May 2, 2006, at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND ITEM 2.

(Continued on reverse side)

Please fold and detach card at perforation before mailing.

____________________ HILB ROGAL & HOBBS COMPANY ____________________			Please mark your votes as indicated in this example ☒

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.

ITEM 1. ELECTION OF DIRECTORS

FOR all nominees listed at right except as marked to the contrary ☐	WITHHOLD AUTHORITY to vote for all nominees listed at right ☐

Nominees:

(01)    Robert W. Fiondella

(02)    Robert H. Hilb

(03)    Julious P. Smith, Jr.

(04)    Martin L. Vaughan, III

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write each such nominee’s name in the following space:

Choose MLink for Fast, easy and secure 24/7 online access to your future Proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

ITEM 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY’S 2006 FINANCIAL STATEMENTS
FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)                                                                         Signature(s)                                                                        Date

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person.

Please fold and detach card at perforation before mailing.

[Internet and Telephone Voting Instructions]